Exhibit 10.1

August 26, 2011

Roch Romanson

Sr. Category Manager – Proppants

Halliburton Energy Services, Inc.

10200 Bellaire Boulevard

Houston, Texas 77072

Re:        Amendment to Proppant Supply Agreement

Dear Mr. Romanson:

This letter agreement (this “Letter Agreement”) is delivered to amend that certain Proppant Supply Agreement, as amended (the “Agreement”), dated August 28, 2008, by and between CARBO Ceramics Inc., a Delaware corporation (“Seller”), and Halliburton Energy Services, Inc, a Delaware corporation (“Buyer”), in accordance with Section 11.3 of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Seller’s Terms of Conditions of Sale attached as Exhibit B to the Agreement are hereby replaced with the Terms and Conditions of Sale attached hereto as Attachment 1.

Seller and Buyer agree that the provisions of this Letter Agreement shall modify the Agreement and shall constitute a part of the Agreement as though fully set forth therein. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please so indicate by signing and returning a copy of this Letter Agreement to Seller.

Sincerely,

CARBO Ceramics Inc.

By:	/s/ Gary Kolstad
Name:	Gary Kolstad
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Halliburton Energy Services, Inc.

By:	/s/ Tim C. Moeller
Name:	Tim C. Moeller
Title:	VP Procurement & Materials

ATTACHMENT 1

CARBO CERAMICS INC.

TERMS AND CONDITIONS OF SALE

1. AGREEMENT OF SALE, ACCEPTANCE: Any acceptance contained herein is expressly made conditional on Buyer’s assent to any terms contained herein that are additional to or different from those proposed by Buyer in its purchase order and, hence, any terms and provisions Buyer’s purchase order which are inconsistent with the terms and conditions hereof shall not be binding on the Seller. Unless Buyer shall notify Seller in writing to, the contrary as soon as practicable after receipt hereof, acceptance of the terms and conditions hereof by Buyer shall be deemed made and, in the absence of such notification, the sale and shipment by the Seller of the goods covered hereby shall be conclusively deemed to be subject to the terms and conditions hereof.

2. ENTIRE CONTRACT: This contract constitutes the final and entire agreement between Seller and Buyer and any prior or contemporaneous understandings or agreements, oral or written, are merged herein.

3. PRICES: The price to be paid by Buyer shall be the price in effect at the date of actual delivery of the goods unless otherwise specified in writing by Seller.

4. TAXES: The price of the goods does not include sales, use, excise, ad valorem, property or other taxes now or hereafter imposed, directly or indirectly, by any governmental authority or agency with respect to the manufacture, production, sale, delivery, consumption or use of the goods covered by this contract. Buyer shall pay such taxes directly or reimburse Seller for any such taxes which it may be required to pay.

5. PAYMENT: The specific terms of payment are as specified in writing by Seller. If the Buyer shall fail to make any payments in accordance with the terms and provisions hereof, the Seller, in addition to its other rights and remedies, but not in limitation thereof, may, at its option, defer shipments or deliveries hereunder, or under any other contract with the Buyer, except upon receipt of satisfactory security or of cash before shipment.

6. SHIPMENT; RISK OF LOSS; TITLE: The goods shall be shipped to a site mutually agreed upon by Buyer and Seller, unless otherwise specified in writing by Seller. Risks of loss pass to Buyer upon delivery to the carrier. Title shall pass to Buyer on delivery of the goods to Buyer.

7. DELIVERIES: The date of delivery provided herein is an approximation based on Seller’s best judgment and prompt receipt from the Buyer of all necessary data regarding the goods. Unless otherwise expressly stated, Seller shall have the right to deliver all of the goods at one time or in portions from time to time within the time of delivery herein provided. The delivery of nonconforming goods, or a default of any nature, in relation to one or more installments of this contract shall not substantially impair the value of this contract as a whole and shall not constitute a total breach of the contract as a whole,.

8. DELAYS IN DELIVERIES: Seller shall, be excused for delay in delivery, may suspend performance and shall under no circumstances be responsible for failure to fill any order or orders when due to acts of God or of the public enemy: fires, floods, riots, strikes, freight embargoes or transportation delays, inability to secure fuel, material supplies, or power on account of general market shortages thereof, any existing or future laws, or acts of the Federal or of any State Government (including superficially but not exclusively any orders, rules or regulations issued by any official or agency of any such government) affecting the conduct of Seller’s business, any cause beyond Seller’s reasonable control.

9. WARRANTY: Seller warrants that the goods manufactured by the Seller when shipped are free from defects in materials and workmanship, provided, however, Seller shall have no obligation or liability under this warranty unless it shall have received prompt written notice specifying such defect no later than one (1) year from the date of shipment. In the event of defects developing within that period under normal and proper use, Buyer agrees that its sole and exclusive remedy shall require only that the Seller, at its option, repair, modify or replace the non-conforming goods f.o.b. Seller’s plant or accept the return of the non-conforming goods and refund the purchase price or part thereof, giving effect to the use or value received by Buyer. No goods shall be returned to Seller without Seller’s prior written consent. In no event will Seller be liable for any damages, including consequential damages, resulting from the use of the product.

THE WARRANTY SPECIFIED IN THIS PARAGRAPH IS THE SOLE AND EXCLUSIVE WARRANTY RELATING TO THE GOODS AND IS IN SUBSTITUTION FOR AND IN LIEU OF ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AS WELL AS ANY WARRANTY ARISING FROM COURSE OF DEALING, PERFORMANCE OR USAGE OF TRADE.

10. LAWS, CODES, REGULATIONS, SAFETY DEVICES: Compliance with laws, codes and regulations relating to the goods and their uses is the sole responsibility of Buyer, and Seller makes no warranty or representation with respect thereto. Buyer assumes the responsibility for providing and installing any and all devices for protection, of safety, health and the environment and shall indemnify and hold harmless Seller against all expense, loss, or damage which Seller may incur or sustain as a result of Buyer’s failure to do so, including associated legal costs and expenses. Buyer will not export or re-export the goods from the place and country of destination listed on Buyer’s initial order form without Seller’s express prior and express written permission.

11. PATENTS: Seller shall, at its own expense, assume the defense of any claim, suit or other proceeding brought against Buyer upon a claim that the goods furnished under this contract constitutes an infringement of any patent of the United States. Buyer agrees to cooperate in the defense of any such proceeding and to provide information, assistance and authority necessary, therefor. Should the goods in such suit be held to constitute infringement and the use of the goods enjoined, the Seller shall, at its own expense and at its option, procure for the Buyer the right to continue using such goods, replace them with substantially equivalent goods, modify them so they become non-infringing or refund the applicable portion of Buyer’s purchase price. Such actions shall constitute Seller’s sole and exclusive obligation and liability with respect to infringement of intellectual property rights.

Buyer shall defend, hold harmless, and indemnify Seller against all judgments, decrees, costs and expenses arising out of any action against Seller or its suppliers based on a claim that the manufacture or sale of goods hereunder constitutes infringement of any United States letters patent, if such goods were manufactured pursuant to Buyer’s proprietary designs, specifications and/or formulae and were not normally offered for sale by Seller, provided, however, Seller shall give prompt written notice of the claim or action and Seller shall give Buyer authority, information and assistance at Buyer’s expense.

12. LIABILITY: In no event shall Seller’s obligation and liability under this contract extend to indirect, punitive, special, incidental or consequential damages or losses Buyer may suffer or incur in connection therewith, such as but not limited to loss of revenue or profits, damages or losses as a result of Buyer’s inability to operate, or shut down of its plant or operations, loss of use of the goods or associated goods or cost of substitute goods, facilities or services, inability to fulfill contracts with third parties, injury to good will, claims of customers and the like, nor shall it extend to damages or losses Buyer may suffer or incur as a result of claims, suits or other proceedings made or instituted against Buyer by third parties, whether public or private in nature.

13. BUYER’S DEFAULT; TERMINATION: Buyer shall be liable to Seller for all damages or losses, including loss of reasonable profits, and for costs and expenses, including attorney’s fees, sustained by Seller and arising from Buyer’s default under, or breach of, any of the terms and conditions of this contract. In the event of any such default or breach, Seller may, without any obligation or liability to Buyer, terminate this contract forthwith by written notice to Buyer and such action by Seller shall not be deemed a waiver of any right or remedy with respect to such default or breach.

14. ASSIGNMENT: No right or interest in this contract shall be assigned by Buyer without prior written agreement by the Seller. No delegation of any obligation owed, or the performance of any obligation by the Buyer shall be made without prior written agreement by the Seller.

15. LAW GOVERNING: The interpretation and performance of this contract shall be in accordance with and shall be controlled by the laws of the State of Texas, without reference to the conflict of laws provisions thereof, and specifically excludes the U.N. Convention on Contracts for International Sale of Goods.

16. MODIFICATIONS; WAIVER: No waiver, alteration or modification of any of the provisions hereof shall be binding on the Seller unless made in writing and agreed to by a duly authorized official of the Seller. No waiver by the Seller of any one or more defaults by the Buyer in the performance of any provisions of this contract shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

17. ATTORNEY’S FEES: If suit or action is filed by Seller to enforce the provisions hereof or otherwise with respect to the subject matter of this contract, the Seller, in addition to its other rights and remedies, but not in limitation thereof, shall be entitled to recover reasonable attorneys’ fees as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed by the appellate court.

18. IMPORT AND EXPORT COMPLIANCE. Seller agrees that, in performance under this Agreement, it is solely responsible for its required compliance with any applicable trade restriction and export laws and regulations of the United States and the jurisdiction in which Seller’s shipment of goods originates. When the goods (or part thereof) are subject to export control laws and regulations imposed by the United States or a government where Seller’s shipment originates, Seller will upon request provide Buyer with applicable Export Commodity Classification Numbers and harmonized Tariff Schedule Numbers per goods for export including certificates of manufacture in accordance with the origin rules imposed by such governmental authority. If said Goods are eligible for preferential tax or tariff treatment (such as free trade or international agreement), Seller will use reasonable efforts to provide Buyer with the documentation required to participate in said treatment to the extent such documentation is in Seller’s possession and can be generated or provided by Seller’s existing infrastructure systems and administrative staff.

19. FAIR LABOR STANDARDS ACT. Contractor shall comply with the Fair Labor Standards Act including the requirement to pay a statutory minimum wage to its employees. Pursuant to the 1986 Immigration Reform and Control Act, Contractor shall verify that each of its employees is authorized to work in the United States and shall require signed I-9 forms from each employee as well as proof of identity and authorization to work documents. Such I-9 forms will be maintained by Contractor as required by law and will be available for inspection by the Company upon the Company’s written request to inspect such records.